Contact:
Retrophin, Inc.
Marc Panoff, CFO
646-564-3671
marc@retrophin.com

Retrophin Announces Agreement to Acquire Manchester Pharmaceuticals

Acquisition Brings Two FDA-Approved Products

Management to Host Conference Call and Webcast Tomorrow at 8:30 a.m. ET

New York, NY (February 12, 2014) – Retrophin, Inc. (NASDAQ: RTRX) today announced that it has signed an agreement to acquire Manchester Pharmaceuticals® LLC, a privately-held specialty pharmaceutical company that focuses on treatments for rare diseases.  Under the terms of the agreement, Retrophin will pay a total of $62.5 million, including an upfront payment of $29.5 million, plus royalties based on product sales.  The transaction is expected to close by March 1, 2014.

Manchester markets two drugs that have been approved by the U.S. Food and Drug Administration. Chenodal® (chenodeoxycholic acid -- a synthetic bile acid also known as chenodiol) is indicated for patients suffering from gallstones in whom surgery poses an unacceptable health risk due to disease or advanced age. Vecamyl® (mecamylamine HCI tablets) is indicated for the management of moderately severe to severe essential hypertension and uncomplicated cases of malignant hypertension.

Chenodeoxycholic acid is also the standard of care for cerebrotendinous xanthomatosis (CTX), a rare inborn error of cholesterol metabolism that often causes chronic diarrhea in infants and cataracts in childhood or adolescence and ultimately neurodegeneration caused by formation of fatty yellow nodules (xanthomas) in the brain. If untreated, the disease can cause severe intellectual disability and death.  The FDA granted chenodiol orphan designation for CTX in March 2010.  Chenodal is the only FDA-approved chenodeoxycholic acid and is only used for CTX.

“We are delighted to have the opportunity to help patients with CTX, an underdiagnosed and deadly disease, said Martin Shkreli, Founder and Chief Executive Officer of Retrophin. “Almost all patients have avoidable permanent neurological damage, underscoring the need for earlier diagnosis. We also intend to move quickly to pursue FDA approval of Chenodal for CTX.”

Providing revenue guidance for the first time, Retrophin expects 2014 revenues to be in the range of $10 million to $12 million, and 2015 revenues in the range of $19 million to $21 million.

Conference Call Information

Retrophin will host a conference call and webcast (with slides) tomorrow morning, Thursday, February 13, at 8:30 a.m. ET, to discuss the acquisition of Manchester Pharmaceuticals. To participate in the conference call, dial 1-855-219-9219 (U.S.) or 1-315-625-6891 (International), confirmation code 25838792, shortly before 8:30 a.m. The audio webcast and slides can be accessed at www.retrophin.com, in the Events and Presentations section. A replay of the call will be available February 13, 2014 11:30 a.m. ET to February 27, 2014 11:59 p.m. ET. The replay number is 1-855-859-2056 (U.S.) or 1-404-537-3406 (International), confirmation code 25838792.

About Manchester Pharmaceuticals

Manchester Pharmaceuticals, a privately-held specialty pharmaceutical company, is focused on the identification, development, and commercialization of therapeutic modalities to address the special needs of patients with ultra-rare diseases. Manchester markets Chenodal® (chenodiol tablets) and Vecamyl® (mecamylamine tablets) in the U.S. Manchester’s founders and management have extensive combined experience in the rare disease market. For additional information, please visit www.manchesterpharma.com.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company's pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), schizophrenia, autism, infantile spasms, nephrotic syndrome and others. Retrophin intends to reintroduce Syntocinon Nasal Spray in the U.S. to assist initial postpartum milk ejection. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company's business. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission.

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